Exhibit 10.3

FIRST AMENDMENT TO

CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of May 1, 2020 is entered into by and among Graham Corporation, a Delaware corporation (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (“Administrative Agent”).

RECITALS

WHEREAS, the Borrower, the Lenders and Administrative Agent are parties to that certain Credit Agreement dated as of December 2, 2015 (the “Existing Credit Agreement”, and as the Existing Credit Agreement is amended and modified by this Amendment, the “Credit Agreement”); and

WHEREAS, Energy Steel & Supply Co. was originally a party to the Existing Credit Agreement but has since been sold and released therefrom; and

WHEREAS, the parties hereto desire to amend certain provisions of the Existing Credit Agreement on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

SECTION 1

INCORPORATION OF RECITALS; DEFINED TERMS

The Borrower acknowledges that the Recitals set forth above are true and correct and an integral part of this Amendment. The Recitals set forth above (including the defined terms therein) are hereby incorporated into this Amendment by reference. All other capitalized terms used in this Amendment without definition shall have the same meanings herein as are ascribed to such terms in the Existing Credit Agreement.

SECTION 2

AMENDMENT TO EXISTING CREDIT AGREEMENT

2.1 Amendments to Negative Covenants.

(a)

Section 6.01 of the Existing Credit Agreement is hereby amended by deleting the “and” at the end of clause (i) thereof, substituting a semi-colon for the period at the end of clause (j) thereof, and inserting the following as clause (k) immediately following clause (j) thereof:

(k) a line of credit from HSBC, N.A. to Borrower in the maximum principal amount of $14,000,000.00 (the “HSBC Debt”).

(b)

Section 6.02 of the Existing Credit Agreement is hereby amended by deleting the “and” at the end of clause (h) thereof, substituting “; and” for the period at the end of clause (i) thereof, and inserting the following clause (j) immediately following clause (i) thereof:

(j) a Lien on one or more Deposit Accounts of the Borrower held at HSBC, N.A. with an aggregate maximum balance in all such Deposit Accounts not to exceed the maximum principal amount of the HSBC Debt.

2.2 Amendment to Schedule 6.01. Schedule 6.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as Schedule A attached hereto.

SECTION 3

REPRESENTATIONS AND WARRANTIES

The Loan Parties hereby represent and warrant to the Administrative Agent and the Lenders that:

3.1 Due Authorization, etc. The execution and delivery of this Amendment by the Loan Parties and the performance of each Loan Party’s obligations hereunder are duly authorized by all necessary corporate or limited liability company action, do not require any filing or registration with or approval or consent of any governmental agency or authority, do not and will not conflict with, result in any violation of or constitute any default under any provision of its articles of organization, or operating agreement or that of any of the Loan Parties’ Subsidiaries or any material agreement or other document binding upon or applicable to it or any of its Subsidiaries (or any of their respective properties) or any material law or governmental regulation or court decree or order applicable to it or any of its Subsidiaries, and will not result in or require the creation or imposition of any Lien in any of its properties or the properties of any of its Subsidiaries pursuant to the provisions of any agreement binding upon or applicable to it or any of its Subsidiaries.

3.2 Validity. This Amendment has been duly executed and delivered by the Loan Parties and, together with the Credit Agreement, constitutes a legal, valid and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with its terms subject, as to enforcement only, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of the rights of creditors generally.

3.3 Existing Representations and Warranties. Each of the Loan Parties hereby represents and warrants to Administrative Agent and the Lenders that, as of the date of this Amendment, the representations and warranties contained in Article III of the Existing Credit Agreement are true and correct on the date of this Amendment, except to the extent that such representations and warranties solely relate to an earlier date.

SECTION 4

CONDITIONS PRECEDENT

This Amendment shall become effective upon satisfaction of all of the following conditions precedent:

4.1 Receipt of Documents: The Administrative Agent and the Required Lenders shall have received all of the following, each in form and substance satisfactory to the Administrative Agent and the Required Lenders:

(a) Amendment. A counterpart original of this Amendment duly executed by the Loan Parties party hereto;

(b) HSBC Documentation. A copy of the agreement(s) providing for the HSBC Debt and the Lien referenced in Section 6.02(j) of the Credit Agreement.

(c) Other. Such other documents as the Administrative Agent may reasonably request.

SECTION 5

MISCELLANEOUS

5.1 Documents Remain in Effect. Except as specified in Section 2 of this Amendment and in this paragraph, the Existing Credit Agreement and the other Loan Documents remain in full force and effect and each of the Loan Parties hereby ratifies, adopts and confirms its representations, warranties, agreements and covenants contained in, and obligations and liabilities under, the Existing Credit Agreement, as amended by this Amendment, and the other Loan Documents. The additions of Section 6.01(k) and Section 6.02(j) to the Existing Credit Agreement pursuant to this Amendment shall be in replacement of, and not in addition to, the matters set forth in the Consent dated October 8, 2019 delivered by the Administrative Agent and Lenders to the Borrower. Section 4.14 of the Security Agreement shall not apply to the Deposit Account(s) referenced in Section 6.02(j) of the Credit Agreement provided that the aggregate amount deposited in such Deposit Accounts(s) does not exceed the amount of the HSBC Debt, as defined in the Credit Agreement.

5.2 Reference to Credit Agreement. On and after the effective date of this Amendment, each reference in the Existing Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the “Credit Agreement” in any Loan Documents, or other agreements, documents or other instruments executed and delivered pursuant to the Existing Credit Agreement, shall mean and be a reference to the Credit Agreement.

5.3 No Waiver. Except as specifically set forth in Section 2 of this Amendment, this Amendment does not constitute a waiver or consent of any other terms or provisions of the Credit Agreement and the Credit Parties are under no obligation to grant any waiver or consent in the future. Any waiver, consent or modification of the Credit Agreement shall be valid only if documented in a writing executed in accordance with the Credit Agreement, and then only to the extent specifically set forth in such writing. The manner of execution and delivery of this letter shall not establish a course of dealing between the Credit Parties and the Loan Parties in respect of the Loans. The Credit Parties reserve all rights and remedies provided under the Loan Documents and applicable law.

5.4 Headings. Headings used in this Amendment are for convenience of reference only, and shall not affect the construction of this Amendment.

5.5 Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. The words “executed,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

5.6 Expenses. Each of the Loan Parties agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders (including reasonable fees, charges and disbursements of Administrative Agent’s attorneys) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, each Loan Party agrees to pay, and save the Administrative Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment, the borrowings under the Credit Agreement, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, in each case to the same extent required under the Credit Agreement. All obligations provided in this Section 5.6 shall survive any termination of this Amendment or the Credit Agreement.

5.7 Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of New York. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable laws, but if any provision of this Amendment shall be prohibited by or invalid under such laws, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

5.8 Successors. This Amendment shall be binding upon each Loan Party, each Credit Party, and their respective successors and assigns, and shall inure to the benefit of each Loan Party, each Credit Party, and the successors and assigns of each Credit Party.

5.9 Oral Agreements Not Binding. Except as set forth herein, as of the date this Amendment is executed, there are no offers outstanding from the Administrative Agent or the Lenders to the Borrower with respect to the amendments and other agreements set forth herein. Any prior offer by the Administrative Agent or the Lenders, whether oral or written is hereby rescinded in full. There are no oral agreements between Administrative Agent or the Lenders, on the one hand, and the Loan Parties, on the other hand; any agreements concerning the Administrative Agent’s and the Lenders’ liabilities are expressed only in this Amendment, the Credit Agreement and the existing Loan Documents.

5.10 Release. Each Loan Party hereby acknowledges and agrees that: (a) neither it nor any of its respective Subsidiaries has any claim or cause of action against Administrative Agent or any other Secured Party (or any of the directors, officers, employees, agents, attorneys or consultants of any of the foregoing) and (b) the Administrative Agent and the other Secured Parties have heretofore properly performed and satisfied in a timely manner all of their obligations to each Loan Party, and all of their respective Subsidiaries and Affiliates. Notwithstanding the foregoing, the Administrative Agent and the other Secured Parties wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of their rights, interests, security and/or remedies. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party (for itself and its Subsidiaries and Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release, waive and forever discharge the Administrative Agent and the other Secured Parties, together with their respective Affiliates, and each of the directors, officers, employees, agents, attorneys and consultants of each of the foregoing (collectively, the “Released Parties”), from any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, on or prior to the date hereof directly arising out of, connected with or related to this Amendment, the Credit Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of Administrative Agent and the other Secured Parties contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or other advances or the Collateral. Each Loan Party represents and warrants that it has no knowledge of any claim by any Releasor against any Released Party or of any facts or acts or omissions of any Released Party which on the date hereof would be the basis of a claim by any Releasor against any Released Party which would not be released hereby.

[signature page attached]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement to be duly executed and delivered by their respective authorized officers as of the date first above written.

GRAHAM CORPORATION, a Delaware corporation

By:	/s/ Jeffrey Glajch
Name:	Jeffrey Glajch
Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent, Swingline Lender and Issuing Bank

By:	/s/ Elizabeth A. Jordan
Name:	Elizabeth A. Jordan
Title:	Authorized Officer

Schedule A

SCHEDULE 6.01

Existing Indebtedness

(Omitted)